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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)

                                  ORBCOMM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    68555P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 MARCH 29, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[x] Rule 13d-1(d)

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("ACT") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SES Participations S.A. (formerly SES Global Participations S.A.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  |_|

                                                                       (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Luxembourg
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER

                     0
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ----------------------------------------------------------------
 REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON
   WITH:             0
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions):                                     |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     SES (formerly SES Global S.A.)
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  |_|

                                                                       (b)  |x|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Luxembourg
--------------------------------------------------------------------------------
                5.   SOLE VOTING POWER

                     0
 NUMBER OF      ----------------------------------------------------------------
   SHARES       6.   SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           0
    EACH        ----------------------------------------------------------------
 REPORTING      7.   SOLE DISPOSITIVE POWER
   PERSON
   WITH:             0
                ----------------------------------------------------------------
                8.   SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions):                                     |_|

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

ITEM 4.     OWNERSHIP

            Item 4 is hereby amended and supplemented by the addition of the information set forth below:

            As of March 29, 2007, the Reporting Persons ceased to be the beneficial owners of any shares of common stock of the Issuer.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check
            the following: |X|

                                    SIGNATURE

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated as of April 10, 2007

                                        SES

                                        By: /s/ Romain Bausch
                                        ----------------------------------------
                                        Name: Romain Bausch
                                        Title: President and CEO

                                        By: /s/ Mark Rigolle
                                        ----------------------------------------
                                        Name: Mark Rigolle
                                        Title: Chief Financial Officer

                                        SES PARTICIPATIONS S.A.

                                        By: /s/ Romain Bausch
                                        ----------------------------------------
                                        Name: Romain Bausch
                                        Title: Director

                                        By: /s/ Mark Rigolle
                                        ----------------------------------------
                                        Name: Mark Rigolle
                                        Title: Director